Exhibit 99.1
Contact: Misty J. Skipper
(904) 366-2949

CSX REPORTS FOURTH-QUARTER 2004 EARNINGS

          JACKSONVILLE, Fla., January 25, 2005 – CSX Corporation (NYSE: CSX) today reported its financial results for the fourth quarter of 2004.

•	Net earnings were $66 million, or 30 cents per share, including international terminal’s discontinued operations and related tax obligations, which lowered net earnings by $93 million, or 41 cents per share;

•	Net earnings from continuing operations were $159 million, or 71 cents per share, up $47 million, or 42% compared to the prior year’s quarter;

•	Surface Transportation operating income, including rail and intermodal operations, was $315 million, up $76 million, or 32% compared to the fourth quarter of 2003.

          CSX’s core Surface Transportation businesses produced operating income of $315 million in the fourth quarter of 2004 versus $239 million in the previous year’s quarter. The fourth quarter of 2004 included a $7 million positive impact from an extra week that resulted from the company’s 52/53 week fiscal reporting calendar. The 2003 quarter contained a net charge for management’s restructuring initiative of $12 million. On a comparable basis, Surface Transportation operating income for 2004 would have been $308 million, representing a 23% improvement over 2003.

          “CSX’s earnings were driven by the continued strength in the economy and by improving operations,” said Michael J. Ward, CSX Corporation chairman, president and chief executive officer. “Notably, this quarter represents the fourth straight quarter in which CSX has delivered consistent, continuous improvement in core earnings.”

          Surface Transportation revenue for the quarter was $2.17 billion including $117 million from the 53rd accounting week. On an adjusted 52-week basis, revenue for the quarter was up 8% led by strength in the company’s merchandise, coal and intermodal markets.

          Ward added, “The continued growth in revenue was due in large part to the ongoing success in the company’s yield initiatives and represents the 11th consecutive quarter of solid revenue growth. Long-term, CSX’s success is dependant on its ability to drive further improvements in operations for its customers. In the fourth quarter, the rail network showed signs of improving fluidity as the company worked to fine-tune the new operating plan that was put in place during the third quarter. The leadership of CSX remains optimistic about the operating plan and the opportunity it holds for the company going forward.”

          In the fourth quarter of 2004, CSX entered into a definitive agreement to sell its international terminals business for $1.15 billion in cash and other consideration. Amounts related to this business are reported as discontinued operations for all periods presented. As a result of this agreement, the company recorded additional tax expense in the quarter of $97 million related to undistributed foreign earnings.

          Commenting on the CSX World Terminals transaction, Ward said, “The company expects to close on this transaction in the first quarter of this year allowing CSX to even further sharpen its focus on core Surface Transportation businesses.”

          CSX’s detailed financial information is contained in the company’s Quarterly Flash document, which will be posted on the company’s website, www.csx.com, and filed on Form 8-K with the Securities and Exchange Commission today.

          CSX Corporation, based in Jacksonville, Fla., owns the largest rail network in the eastern United States. CSX Transportation, Inc. and its 32,000 employees provide rail transportation services over a 21,000 route-mile network in 23 states, the District of Columbia and two Canadian provinces. CSX Corporation also provides intermodal and global container terminal operations through other subsidiaries.

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          This press release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.

          Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the Company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the Company. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the Company’s website at www.csx.com.